Exhibit 5-1
[LETTERHEAD OF FIRSTENERGY]
February 25, 2011
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Re:	Registration Statement on Form S-8 of FirstEnergy Corp. relating to the issuance of shares of FirstEnergy Corp. common stock under the Allegheny Energy Plans (as defined below)
     Ladies and Gentlemen:
     I am Vice President, Legal of FirstEnergy Service Company, and have acted as counsel to its affiliate, FirstEnergy Corp., an Ohio corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) of the above-captioned registration statement on Form S-8 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 466,409 shares of common stock, par value $0.10 per share, of the Company (the “Shares”) issuable by the Company pursuant to terms of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (collectively, the “Allegheny Energy Plans”). The Allegheny Energy Plans are being assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 10, 2010 and amended as of June 4, 2010 by and among the Company, Element Merger Sub and Allegheny Energy, Inc.
     In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement. In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares, when issued and delivered in accordance with the terms of the Allegheny Energy Plans and any applicable agreements under the Allegheny Energy Plans, will be duly authorized, validly issued, fully paid and non-assessable.
     In connection with this opinion, I have assumed that the authorization of the Shares will not be modified or rescinded by the Board of Directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such Shares prior to their issuance.

FirstEnergy Corp.
February 25, 2011

     This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     I consent to the filing of this letter as an exhibit to the Registration Statement and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
     I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio.

Very truly yours,
/s/ Robert P. Reffner
Robert P. Reffner
Vice President, Legal